U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ARDAGH METAL PACKAGING S.A.

(Exact Name of Registrant as Specified in Its Charter)

Luxembourg	Not Applicable
(Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

56, rue Charles Martel

L-2134 Luxembourg, Luxembourg

(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Shares, with a nominal value of €0.01 per share	The New York Stock Exchange
Warrants, each exercisable for one Share at an exercise price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-254005

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are shares with a nominal value of €0.01 per share (the “Shares”) and warrants, each entitling the holder thereof to purchase one Share at an exercise price of $11.50 per share subject to adjustment (the “Warrants”), of Ardagh Metal Packaging S.A. (the “Registrant”).

The description of the Shares and Warrants contained in the sections entitled “Description of AMPSA’s Securities,” “Comparison of Stockholder Rights,” “Risk Factors―Risks Relating to AMPSA―Anti-takeover provisions in AMPSA’s articles of association might discourage or delay attempts to acquire it,” and “Risk Factors―Risks Related to Investment in a Luxembourg Company and AMPSA’s Status as a Foreign Private Issuer—AMPSA’s Articles include compulsory share transfer provisions that may not provide AMPSA minority shareholders with the same benefits as they would have as stockholders of a Delaware corporation” in the proxy statement/prospectus included in the Registration Statement on Form F-4 (File No. 333-254005), as originally filed with the Securities and Exchange Commission on March 8, 2021, as amended from time to time (the “Registration Statement”), to which this Form 8-A relates, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that is subsequently filed is also incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed herewith or incorporated by reference, because no other securities of the Registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

ARDAGH METAL PACKAGING S.A.

By:	/s/ Oliver Graham
Oliver Graham
Chief Executive Officer

Date: August 4, 2021